EXHIBIT 99.1

ANDREW CLARKE OF FORWARD AIR CORP. TO SUCCEED JOHN TAGUE OF UAL CORP. ON PACER INTERNATIONAL’S BOARD OF DIRECTORS

CONCORD, Calif.— Jan. 18, 2005 - Pacer International, Inc. (Nasdaq:PACR), the North America logistics and transportation provider, has appointed Andrew C. Clarke, chief financial officer and senior vice president of Forward Air Corporation (Nasdaq/NM:FWRD), to its Board of Directors effective January 31, 2005.

His appointment follows the resignation from Pacer’s board of John Tague, executive vice president for Sales, Marketing and Revenue, UAL Corp. (OTCBB: UALAQ.OB), the parent of United Air Lines, who will step down on January 31 due to his increasing commitments at UAL Corp. and other responsibilities.

Clarke, who also serves as the treasurer and a director of Forward Air, will succeed Tague as chairman of Pacer’s Audit Committee. Prior to joining Forward Air in 2000, Clarke was an investment banker with Deutsche Banc Alex. Brown in the Global Transportation Group. Clarke received his MBA from the Graduate School of Business at the University of Chicago and his BSBA from the John M. Olin School of Business at Washington University in St. Louis.

Don Orris, Pacer’s chairman and chief executive officer, said “We deeply appreciate the sound advice and support of John Tague, who joined our board in September 2002.” Orris added: “We are fortunate to be able to replace Mr. Tague with Andrew Clarke, who will bring strong financial and accounting skills to Pacer’s board, as well as substantial expertise in the field of freight logistics.”

Forward Air is a high-service contractor to the air cargo industry providing time-definite ground transportation services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional airfreight.

ABOUT PACER INTERNATIONAL - Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, offers a broad array of logistics and other services through its subsidiaries and divisions to facilitate the movement of freight from origin to destination. Its wholesale services include Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and cartage (local trucking) services; and its retail services include intermodal marketing, truck brokerage, truck services, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its principal business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord CA and in Dublin OH, respectively. Web sites: www.pacer-international.com, www.pacerstack.com, and www.pacerglobal.com.

Note to editors: Issued by Steve Potash and Company, tel. 510-865-0800, or steve@potashco.com.

CONTACT: Pacer International

Larry Yarberry, 925-887-1577 (CFO)

Cell: 925-890-9245

lyarberry@pacerintl.com

SOURCE: Pacer International